Exhibit 10.1

Unilife Medical Solutions Inc. and Unilife Corp. (collectively “Unilife”) and Varilease Finance Inc. and CCA Financial LLC (“collectively VL”) agree as follows:

1. VL will retain the October 2013 and November 2013 rent payments made under Lease Schedule No. 1, which Unilife had previously made pursuant to a reservation of rights.

2. On December 2, 2013, Unilife will make a payment of $83,900.00 to VL pursuant to previously authorized ACH withdraw on Schedule No. 1 and the complete rent due under Lease Schedule No. 2.

3. Unilife shall make twelve (12) monthly payments, each in the amount of $391,666.00, commencing on January 2, 2014 and payable on the first day of each month thereafter. Unilife shall also pay all taxes in accordance with the terms of the Master Lease and related documents. Payments shall be made to VL pursuant to ACH withdraw.

4. VL’s previous forbearance of its assertion of a claim of breach of the Lease based upon Section 16 shall not be raised as a defense by Unilife in any further proceeding by the parties. VL and Unilife further agree that VL shall use Unilife’s 9/30/13 financial statements as a baseline for determining if a material adverse change has occurred under Section 16(A)(vii) of the Lease.

5. Subject to paragraph 9 hereof, all other terms of the Master Lease Agreement, Schedule Nos. 01 and 02 thereto, the Guaranty and the related documents shall remain in full force and effect.

6. The terms of this Agreement and settlement are confidential except and only to the extent required to be disclosed by law.

7. By December 21, 2013 the parties will enter into a settlement agreement containing standard terms and conditions.

8. Title to the Equipment identified in Schedule Nos. 1 and 2 will transfer upon Unilife’s full complete satisfaction of its obligations under this Agreement and the Master Lease (and related documents) as modified by this Agreement.

9. Provided that VL otherwise deems them to be a non-payment default, VL agree to provide Unilife with forty-five days written notice of such default before any attempt to sell, repossess, dispose of, or otherwise seek the return of the Equipment.

10. The parties shall execute a mutual release of one another of all claims that were or could have been asserted, including known or unknown claims, in the lawsuit Case No. 2:13-cv-14174-SFC-LJM and its consolidated companion case.

11. The District Court shall retain exclusive jurisdiction over this matter. Any disputes between the parties shall be adjudicated exclusively by this Court.

12. The parties shall execute a stipulation of dismissal with prejudice within five calendar days of the full execution of the Settlement Agreement contemplated in paragraph 7 above.

/s/ Rick F. Ensor	/s/ J. VandeWyngearde
Varilease & CCA	Unilife